Exhibit 99.1
ESS Tech, Inc. Announces Reverse Stock Split
August 23, 2024
WILSONVILLE, Ore. -- ESS Tech, Inc. (“ESS,” “ESS Inc.”) (NYSE:GWH), a leading manufacturer of long-duration energy storage systems (LDES) for commercial and utility-scale applications, today announced that it will effect a 1-for-15 reverse stock split of ESS’ issued and outstanding common stock, par value $0.0001 per share.
The reverse stock split was approved by ESS’ shareholders at a special meeting held on August 23, 2024, with the final ratio determined by ESS’ Board of Directors from several ratios authorized by the shareholders. The reverse stock split is primarily intended to increase ESS’ per share trading price and bring ESS into compliance with the New York Stock Exchange’s listing requirement regarding minimum share price.
The 1-for-15 reverse stock split became effective as of 4:01 p.m. Eastern Time on August 23, 2024 and ESS anticipates that its common stock will open for trading on the New York Stock Exchange on a post-split basis on August 26, 2024 under ESS’ existing trading symbol “GWH”. The new CUSIP number for the common stock following the reverse stock split will be 26916J205. ESS’ publicly traded warrants will continue to be traded under the symbol “GWH.WS” and the CUSIP identifier for the public warrants will remain unchanged.
At the time of the reverse stock split, every 15 shares of common stock issued and outstanding were combined into 1 share of common stock issued and outstanding, with no change to the par value of $0.0001 per share. This reduced the number of shares of common stock issued and outstanding from approximately 178,049,920 to approximately 11,869,995. The total authorized number of shares of common stock was reduced from 2,000,000,000 to 1,000,000,000.
No fractional shares will be issued in connection with the reverse stock split. Each stockholder who would otherwise be entitled to receive a fraction of a share of common stock will be entitled to receive cash. All outstanding options, warrants, restricted stock units, and similar securities entitling their holders to receive or purchase shares of common stock will be adjusted as a result of the reverse stock split, as required by the terms of each security, and the number of shares of common stock available for issuance under ESS’ equity incentive plans will be adjusted in accordance with the terms of each plan.
Prior to the reverse stock split, ESS has outstanding publicly issued warrants listed on the New York Stock Exchange to purchase a total of 11,461,227 shares of common stock, with each whole warrant being exercisable to purchase 1 share of common stock at $11.50 per share. After giving effect to the reverse stock split, every 15 shares of common stock that may be purchased pursuant to the exercise of public warrants now represent 1 share of common stock that may be purchased pursuant to such warrants. Accordingly, for ESS’ warrants trading under the symbol “GWH.WS”, every 15 warrants will be exercisable for 1 share of common stock at an exercise price of $172.50 per share of common stock.
The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage ownership interest in ESS, except for adjustments that may result from the treatment of fractional shares.
About ESS Inc.
ESS Inc. (NYSE: GWH) is a leading manufacturer of long-duration iron flow energy storage solutions. ESS was established in 2011 with a mission to accelerate decarbonization safely and sustainably through longer lasting energy storage. Using easy-to-source iron, salt, and water, ESS iron flow technology enables energy security, reliability and resilience. We build flexible storage solutions that allow our customers to meet increasing energy demand without power disruptions and maximize the value potential of excess energy. For more information, visit www.essinc.com.
Forward-Looking Statements
ESS cautions you that statements included in this report that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding the effects of the reverse stock split, including the expected payment of cash in lieu of fractional shares, and the anticipated timing of the commencement of trading of the common stock on a split-adjusted basis. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause outcomes to be materially different from any outcomes expressed or implied by the forward-looking statements, including but not limited to the risk that the reverse stock split may impact ESS’ results of operations, business operations and reputation with or ability to serve its stockholders and/or customers, and the trading prices and volatility of the common stock; the reverse stock split may not be adequate to cure compliance with Section 802.01C of the NYSE Listed Company Manual or that ESS may otherwise fail to meet the NYSE’s continued listing standards, and other factors, risks and uncertainties included in ESS’ other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ESS undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Contacts

Investors:
Erik Bylin
investors@essinc.com
Media:
Morgan Pitts
503.568.0755
morgan.pitts@essinc.com
Source: ESS, Inc.